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                                                                  EXHIBIT-99.b


                                [AHL LETTERHEAD]


               AMERICAN HERITAGE LIFE INSURANCE COMPANY ANNOUNCES
              CLOSING OF COLUMBIA UNIVERSAL CORPORATION ACQUISITION


JACKSONVILLE, FLORIDA; March 3, 1997 -- American Heritage Life Investment Corporation (NYSE-AHL), through its principal subsidiary, American Heritage Life Insurance Company, announced today the closing of its acquisition of Columbia Universal Corporation whose principal subsidiary is Columbia Universal Life Insurance Company, for a total consideration of $44 million in cash.

         After giving effect to this acquisition, the consolidated assets of AHL total $1.8 billion. In commenting on the purchase, T. O'Neal Douglas, Chairman and Chief Executive Officer of American Heritage Life Investment Corporation and American Heritage Life Insurance Company, said, "The acquisition of Columbia Universal is consistent with our overall acquisition strategy. As part of completing the purchase over the past two months, we have had the opportunity to talk with Columbia Universal's agents, policyholders and employees. These discussions have reinforced our belief that the two companies complement each other very well and the marketing opportunities of the combined organizations will be greatly enhanced."


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         Operations of Columbia Universal will be maintained at its current home office in Austin, Texas with Mike Pinkham, currently the President and Chief Operating Officer, assuming the additional role of Chief Executive Officer of Columbia Universal Life Insurance Company. T. O'Neal Douglas will become
Chairman of Columbia Universal Corporation and Columbia Universal Life Insurance Company as well as continue as Chairman and Chief Executive Officer of American Heritage Life Investment Corporation and American Heritage Life Insurance Company.

         American Heritage Life Investment Corporation is a life insurance-oriented holding company, based in Jacksonville, Florida. Columbia Universal Life Insurance Company is a Texas-based provider of individual life insurance, annuity and supplemental health products.


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                            FINANCIAL INFORMATION


                                                                 American
                                                               Heritage Life       Columbia
                                                                Investment         Universal
                                                                Corporation       Corporation                Combined
                                                                -----------       -----------                --------
At December 31, 1996 (after giving
effect to the acquisition):                                                 ($ Amounts in Billions)

     Assets                                                    $    1.4                 .4                    1.8
     Life insurance volume in force                                20.5                1.6                   22.1
For the year ended December 31, 1996:                                       ($ Amounts in Millions)
     Premiums & premium equivalents                            $  567.6               36.4                  604.0


                              MARKETS AND PRODUCTS

American Heritage Life has three primary marketing areas: ordinary, group and credit. The ordinary department's target market is the payroll deduction marketplace. Ordinary products offered include universal and term life, annuities, accident, disability income, cancer/dread disease and long-term care. AHL also markets group life and health products and credit life and health products.

Columbia Universal focuses its operations on the development and marketing of a portfolio of whole life, universal life and term insurance products designed specifically for selected markets; the company also emphasizes the development and marketing of individual fixed deferred annuities and specialty health insurance products.


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